GrowGeneration Announces Jackson, Mississippi Store Opening June 27, 2022

New Signed Leases in Virginia and Missouri Will Expand the Number of States to 16 GrowGen Will Operate In

Denver, June 21, 2022 – GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the nation’s largest chain of specialty hydroponic and organic garden centers, today announced the opening of a new hydroponic garden center to serve the emerging Mississippi market. The new store at 4251 Industrial Drive in Jackson becomes the first in Mississippi, and the Company’s 64th store nationwide and will expand the number of states the Company operates in to 14. The store will open on June 27, 2022. Additionally, the Company has signed two leases in North Chesterfield, Virginia and Hazelwood, Missouri. These stores are expected to be opened in the second half of 2022 and will expand the number of states GrowGen operates in to 16.

“This new 40,000 square foot store in Mississippi is the first of many GrowGen Hydroponic garden centers that will capture the important and emerging markets across the Southeast,” said Darren Lampert, CEO of GrowGeneration. “Like Oklahoma, Mississippi allows for unlimited medical cultivation licenses making it an ideal market for GrowGen’s one-stop shop that provides new and existing cultivators seed to harvest solutions, including turnkey facility design, cultivation room design, and on-site project consultation, as well as access to the Company’s burgeoning line of successful private label products. Additionally, Mississippi and the Delta Region are emerging as a prime market to apply indoor controlled environment agriculture and vertical gardening to food agriculture. This new store continues GrowGen’s tradition of having the largest selection, best service and grow professionals, to deliver solutions for all types of growers to become the leading hydroponics retailer in the states where it operates.”

Continued Lampert, “These new store leases in Virginia and Missouri are the first of many the Company expects to announce that will increase our reach in new and emerging markets. These new stores will feature vertical farming demonstrations and educational support for new growers to set up and maintain state-of-the-art grow operations that will help them maximize their investments in vertical farming. In addition to new store leases, we continue to build out our distribution capabilities on a regional basis to deliver our products to new and existing growers efficiently and profitably.”

About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 64 stores, which include 23 locations in California, 8 locations in Colorado, 5 locations in Maine, 7 locations in Michigan, 1 location in Mississippi, 6 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island, 1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico. GrowGeneration also operates an online superstore for cultivators at growgeneration.com. GrowGeneration carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

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John Evans
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john.evans@growgeneration.com

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